                                                    Exhibit 11



                      DI INDUSTRIES, INC. AND SUBSIDIARIES

                         COMPUTATION OF LOSS PER SHARE
                      (in thousands except share amounts)
                                  (Unaudited)

                                 Three months ended
                                     March 31,
                               ----------------------

                                 1995        1994
                               -------     -------
Weighted average shares of
  common stock outstanding...   38,669      38,416

Stock options (treasury
  stock method)..............        -(a)        -(a)
                               -------     -------
Weighted average shares for
  fully diluted earnings
  per share calculation......   38,669      38,416
                               =======     =======

Net loss.....................  $(2,230)    $(1,293)
                               =======     =======

Loss per share...............  $  (.06)    $  (.03)
                               =======     =======

Note: Reference is made to Note 2 to Consolidated Financial Statements regarding computation of per share amounts.

       (a) Stock options are not included since inclusion would be antidilutive for the three months ended March 31, 1995 and 1994, respectively.

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